Exhibit 99.1

PRESS RELEASE

Contacts:

From Comcast Corporation:
D’Arcy Rudnay, Vice President, Corporate Communications	(215) 981-8582
Tim Fitzpatrick, Director, Corporate Communications	(215) 981-8515

From The Abernathy MacGregor Group:
Adam Miller or Brian Faw	(212) 371-5999

COMCAST CORPORATION MAKES PROPOSAL
TO MERGE WITH THE WALT DISNEY COMPANY

Offer Values Disney at $66 Billion

Strategic Combination Would Create One of the
World’s Premier Entertainment and Communications Companies

NEW YORK, February 11, 2004. Comcast Corporation (NASDAQ: CMCSA, CMCSK) today announced that it has made a proposal to The Walt Disney Company (NYSE: DIS) to merge the two companies in a tax-free transaction. The combination would create one of the world’s leading entertainment and communications companies with an unparalleled distribution platform and an extraordinary portfolio of content assets. The new company would have a presence in all of the nation’s top 25 markets, and would propel broadband forward, expanding current services and inspiring new ones.

Terms of the proposed transaction are as follows:

  Comcast would issue 0.78 of a share of Comcast Class A voting common stock for each Disney share.

  Disney shareholders would receive a premium of over $5 billion, based on yesterday’s closing prices, plus full participation in the combination benefits.

  Comcast’s proposal values Disney at $66 billion (which includes assumption of $11.9 billion of Disney’s net debt), offering a multiple of approximately 14x Disney’s 2004 estimated EBITDA.

  Disney shareholders would own 42% of the combined company.

“This is a unique opportunity for all shareholders of Comcast and Disney to create a new leader of the entertainment and communications industry,” said Brian L. Roberts, President and Chief Executive Officer of Comcast. “Not only would this merger create significant shareholder value, but it would also position the combined company to compete vigorously with other entertainment and communications companies, including newly created integrated distribution/content providers.”

“Our management team has a proven track record of successful integration of our merger partners,” said Mr. Roberts. “We are prepared, ready and excited to greet the opportunities and challenges the proposed combination presents in order to deliver substantial value to shareholders of the new combined company.”

“I know Disney’s businesses very well,” said Steve Burke, President of Comcast Cable. “And I am confident that when we put those great brands and programming assets together with our distribution, there will be significant opportunities to produce compelling returns for shareholders.”

The superior track record of Comcast’s management is shown by its success in the acquisition of AT&T Broadband, which was twice the size of Comcast when acquired fifteen months ago. Performance of the merged company has far exceeded initial margin improvement expectations. The combination has resulted in immediate reversal of basic subscriber loss and acceleration of system upgrades, as well as significant launches of new products and services such as video-on-demand and HDTV.

As part of the proposal, Comcast has noted the applicability of the FCC’s current program access and program carriage rules to the combined company, which should address potential concerns that could be raised in the regulatory process. Those rules ensure that the combined company will continue to make all of its satellite-delivered national and regional cable networks available on a non-exclusive, non-discriminatory basis and that there will be no discrimination against unaffiliated programming services, all comparable to the undertakings made by News Corp. in its recent acquisition of DirecTV.

Comcast is being advised by Morgan Stanley, JPMorgan, Quadrangle Group and Rohatyn Associates. Davis Polk & Wardwell is the legal advisor to Comcast.

The full text of the letter sent to Disney is attached.

# # #

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company’s content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet,

E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

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[Comcast Letterhead]

February 11, 2004

Mr. Michael D. Eisner
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Dear Michael:

     I am writing following our conversation earlier this week in which I proposed that we enter into discussions to merge Disney and Comcast to create a premier entertainment and communications company. It is unfortunate that you are not willing to do so. Given this, the only way for us to proceed is to make a public proposal directly to you and your Board.

     We have a wonderful opportunity to create a company that combines distribution and content in a way that is far stronger and more valuable than either Disney or Comcast can be standing alone. To this end, we are proposing a tax-free stock for stock merger in which Comcast would issue 0.78 of a share of its Class A voting common stock for each share of Disney. This represents a premium of over $5 billion for your shareholders, based on yesterday’s closing prices. Under our proposal, your shareholders would own approximately 42% of the combined company.

     The combined company would be uniquely positioned to take advantage of an extraordinary collection of assets. Together, we would unite the country’s premier cable provider with Disney’s leading filmed entertainment, media networks and theme park properties. In addition to serving over 21 million cable subscribers, Comcast is also the country’s largest high speed internet service provider with over 5 million subscribers. As you have expressed on several occasions, one of Disney’s top priorities involves the aggressive pursuit of technological innovation that enhances how Disney’s content is created and delivered. We believe this combination helps accelerate the realization of that goal–whether through existing distribution channels and technologies such as video-on-demand and broadband video streaming or through emerging technologies still in development–to the benefit of all our shareholders, customers and employees.

     We believe that improvements in operating performance, business creation opportunities and other combination benefits will generate enormous value for the shareholders of both companies. Together, as an integrated distribution and content company, we will be best positioned to meet our respective competitive challenges.

     We have a stable and respected management team with a great track record for creating shareholder value. In fact, our shares have consistently outperformed leading stock indices by significant margins, including the S&P 500 by a margin of more than 2 to 1 since Comcast went public in 1972.

     The Comcast management team greatly appreciates and is highly respectful of the Disney heritage. We know that there are many talented executives at Disney who we envision would also play a key role in managing the combined company. We also would welcome directors from your Board joining our Board.

     We have analyzed the issues associated with regulatory approval and are confident that all necessary approvals can be obtained in a timely fashion. Given the landscape that has evolved in our industry over the past few years, the creation of integrated content and distribution companies is essential to increasing the level of competition. The FCC’s existing program access and program carriage rules ensure that the combined company will continue to make all of its satellite-delivered national and regional cable networks available on a non-exclusive, non-discriminatory basis and that there will be no discrimination against unaffiliated programming services, all consistent with the undertakings made by News Corp. in its recent acquisition of DirecTV.

     We hope that the Disney Board will pursue the opportunity that this proposed combination presents to your shareholders.

Very truly yours, Brian L. Roberts President and Chief Executive Officer
Cc:	Board of Directors, The Walt Disney Company

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